EXHIBIT 99.1

Edgewater Retains Financial Advisor to Evaluate AMERI and Lone Star Proposals

WAKEFIELD, Mass., Nov. 2, 2015 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (NASDAQ:EDGW), a leading consulting firm that helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions, today announced that its Board of Directors has retained Signal Hill Capital Group LLC to serve as financial advisor to the Company.

Signal Hill, along with legal advisors, Hinckley, Allen & Snyder LLP and Jones Day, will assist Edgewater's Board of Directors in evaluating the unsolicited all-stock proposal received from AMERI Holdings, Inc. The Board of Directors is reviewing the AMERI Holdings proposal to determine the course of action that it believes is in the best interests of the Company and all of its stockholders.

The Board of Directors is also aware of the effort by a Company stockholder, Lone Star Value Investors, LP, and others to solicit stockholder consents to remove certain directors from the Board and to implement certain other proposals regarding the Company. The Board and Company management value input from all of the Company's stockholders. The Board, with advice from its financial and legal advisors, will evaluate the Lone Star proposals and provide recommendations to stockholders regarding the associated consent solicitation based on the best interests of the Company and all of its stockholders.

The Board of Directors will complete its evaluation of these matters in due course and will advise stockholders of the outcome of its review at that time.

Additional Information

In connection with the consent solicitation initiated by Lone Star Value Investors, LP, the Company may file a consent revocation statement and other documents regarding the Lone Star proposals with the SEC and may mail a consent revocation statement and a consent revocation card to each stockholder of record entitled to deliver a written consent with respect to the Lone Star proposals. STOCKHOLDERS ARE ENCOURAGED TO READ ANY CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final consent revocation statement, if any, may be mailed to stockholders. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov, from Edgewater at its website, www.edgewater.com, or 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, Attention: Corporate Secretary.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations in connection with the Lone Star proposals. Information concerning the Company's participants is set forth in the proxy statement, dated April 22, 2015, for its 2015 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of the Company in any solicitation of consent revocations in connection with the Lone Star proposals and other relevant materials, if any, will be filed with the SEC when they become available.

About Edgewater

Edgewater (NASDAQ:EDGW) helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions.

Classic consulting disciplines (such as business advisory, process improvement, organizational change management, M&A due diligence, and domain expertise) are blended with technical services (such as digital transformation, technical roadmaps, data and analytics services, custom development, and system integration) to help organizations get the most out of their existing IT assets while creating new digital business models.

Delivering both on premise and in the cloud, Edgewater partners with Oracle and Microsoft to offer Business Analytics, BI, ERP, and CRM solutions. Edgewater Ranzal, an Oracle Platinum Consulting Partner, provides Business Analytics solutions leveraging Oracle EPM, BI, and Big Data technologies. As an award-winning Microsoft partner, Edgewater Fullscope delivers Dynamics AX ERP, Business Intelligence, and CRM solutions, with a specialty in manufacturing.

CONTACT: INVESTOR CONTACT:

         Edgewater Technology, Inc.
         Timothy R. Oakes
         Phone: 781-246-6984
         E-mail: toakes@edgewater.com

         MEDIA CONTACT:

         Sard Verbinnen & Co
         Bryan Locke / Debbie Miller
         Phone: (312) 895-4700
         E-mail: blocke@sardverb.com / dmiller@sardverb.com